Exhibit 10.23
May 1, 2008
Sandeep Vij
Re: Offer of Employment with Cavium Networks
Dear Sandeep:
I am very pleased to confirm our offer to have you join Cavium Networks as Vice President of Strategic Markets & Business Development, reporting directly to the Chief Executive Officer. Your salary will be $22,916 per month, less all applicable deductions and withholdings. There is currently no cash bonus program for Cavium Networks officers, however, if such a program is put in place in the future, you will be eligible to participate As a regular employee of Cavium Networks, you will be eligible to participate in the company’s benefit plans which includes medical, dental, disability and life insurance, our 401(k) Plan, and the company’s paid time off policy and annual paid holiday’s.
We will recommend to the Board of Directors that you be granted an option to purchase 225,000 shares of Cavium Networks Common Stock. The option would vest in accordance with the Cavium Networks 2007 Equity Incentive Plan (the “Plan”) and your individual Stock Option Agreement. Unless otherwise specified, your options will vest over a four-year period, vesting at the rate of 1/48th each month, commencing on your date of employment. The option (i) is subject to approval by the Board of Directors, (ii) would have a per share exercise price equal to the per-share fair market value of the common stock on the date of such grant, as determined by the Board of Directors and (iii) would be subject to your completing a Stock Option Agreement which, along with the Plan, would set out additional details of the grant.
In the event Cavium Networks (or any successor-in-interest) terminates your employment without Cause (as defined in the attached appendix) or you resign for good reason (as defined in the attached appendix), two-thirds (66.67%) of all then unvested stock options granted pursuant to this offer letter will immediately vest and you will receive, in one lump sum, 12 months of base salary and 100% of your target yearly bonus (if applicable). In addition, Cavium will pay directly to the COBRA administrator 12 months of your COBRA premiums at the level of benefits received immediately before your termination, providing that the COBRA payments shall cease in the event you receive benefits comparable to the COBRA benefits from a new employer.
In addition to the benefits listed above, in the event there is a Change in Control (as defined in the attached Appendix), 100% of all stock options granted pursuant to this offer letter will immediately vest if any of the following events occur: (i) you are terminated or resign for Good Reason within three months prior to or 12 months following such Change in Control, or (ii) you are not offered a similar position of responsibility within the surviving or continuing entity within 3 months following the Change in Control. You also agree to assist the company with the transition following the Change of Control for a period of time that is mutually agreed to at the time of the Change of Control, but not to exceed 3 months.
For those stock options granted pursuant to this offer letter, if during any part of your Three Month Post-Termination Exercise Period Cavium is, for any reason, unwilling or unable to issue you freely tradable (registered) securities upon exercise of your option and/or the sale of shares issued upon exercise of your option would violate the Company’s Insider Trading Policy, then your Three Month Post-Termination Exercise Period shall be extended so that you have an aggregate period of three (3) months after the termination of your Continuous Service where the Company is willing and able to issue you freely tradable securities upon exercise of your option and you are able to sell those securities on the public market. Furthermore, if during any part of the Three Month Post-Termination Exercise Period, your option or the sale of shares issued upon exercise of your option would become subject to Section 409A(a)(1) of the Code, then your Three Month Post-Termination Exercise Period shall be extended to five days after the first day in which your option or the sale of shares issued upon exercise of your option would not be subject to Section 409A(a)(1) of the Code.
Your employment pursuant to this offer is contingent on you executing the Company’s Proprietary Information and Inventions Agreement. You also must establish your identify and authorization to work as required by the Immigration Reform and Control Act of 1986 (“IRCA”).
Cavium Networks is an “at-will” employer. That means that both the employee and/or the company have the right to terminate employment at any time, with or without advance notice, and with or without cause. No one other than an officer of the company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and any such agreement must be in writing and must be signed by an officer of the company and by the affected employee. Also, you have no duty to mitigate any breach of this letter agreement by Cavium Networks.
This letter constitutes the complete agreement concerning your employment with Cavium Networks and supersedes all prior and contemporaneous agreements and representations.
We very much look forward to your joining the Cavium Network team. This offer of employment will expire on May 7th, 2008, so if you accept, please sign below and return one copy to me.
If you have any questions, or would like additional information, please do not hesitate to call me directly.
Sincerely,
/s/ Syed Ali
Syed Ali
President & CEO
Cavium Networks

Accepted and Agreed:
Signature: /s/ Sandeep Vij
Date: May 1, 2008
I will start on May 1, 2008
APPENDIX TO OFFER LETTER
DATED MAY 1 2008
BETWEEN CAVIUM NETWORKS AND SANDEEP VIJ
“Cause” means (i) your refusal to follow a reasonable and lawful direction of the Company’s Board or CEO after 30 days written notice from Cavium Networks specifying the nature of your refusal and demanding that such refusal be remedied, providing that if you remedy, Cause shall not exist under this subsection; (ii) your conviction of a felony crime involving moral turpitude; or (iii) your material breach of your fiduciary obligations to the Company after 30 days written notice from Cavium Networks specifying the nature of your breach of fiduciary duty and demanding that such breach be remedied, providing that if you remedy, Cause shall not exist under this subsection.
“Good Reason” means, without your written consent, (i) a reduction in your salary, bonus opportunity or a material reduction in your benefits, excluding the substitution of substantially equivalent compensation and benefits; (ii) a material reduction of your duties, authority or responsibilities as in effect immediately prior to such reduction; (iii) any reduction in your title or reporting relationship; (iv) any requirement that you move your principal place of employment more than 30 miles from your principal place of employment on your first day of employment; (v) failure of a successor-in-interest to Cavium to assume and perform all of the obligations of Cavium under the offer letter and Cavium’s other agreements with you; or (vi) your death or disability.
“Change in Control” means: (i) a reorganization or merger of Cavium Networks with or into any other company which involves a sale or merger of all or substantially all of the assets or stock in Cavium Networks or (ii) the definition of Change in Control in Cavium Networks 2007 Equity Incentive Plan.

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